Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Information:

C. Lynn Gable

The Bank of Georgia

Senior Vice President and CFO

(770) 631-9488

GEORGIA BANCSHARES, INC.

REPORTS THIRD QUARTER RESULTS

PEACHTREE CITY, GA, October 29, 2004 — Georgia Bancshares, Inc., (OTC BB:GABA.OB), the parent company of The Bank of Georgia, today announced net income for the third quarter of 2004 of $485,510, or $.17 per share.  Same quarter earnings for 2003 were $366,558, or $.13 per share.  Net income for the nine months ended September 30, 2004 was $1,365,743 or $.46 per share as compared to $987,043, or $.34 per share for the same period in 2003. Total assets were $251,105,097 at September 30, 2004 as compared to $191,263,849 at September 30, 2003.  For more information about Georgia Bancshares, Inc., visit www.georgiabancshares.com.

Based in Peachtree City, GA, Georgia Bancshares, Inc. is a bank holding company that provides traditional bank services to small businesses and consumers through its subsidiary, The Bank of Georgia.  The Bank of Georgia opened for business in February 2000, and has locations in Peachtree City, Fayetteville, Newnan, Sharpsburg, Tyrone and Fairburn (opens November 2004), Georgia.  A full-service bank, The Bank of Georgia provides a broad array of services, including checking accounts, money market accounts, certificates of deposit, commercial loans, construction loans, consumer loans (including home equity lines of credit), credit cards, drive-through windows, ATMs, on-line banking, and Visa check cards.  For more information about The Bank of Georgia, visit www.bankofgeorgia.com.

Except for the historical information contained herein, the matters discussed in this press release may be deemed to be forward-looking statements that involve risks and uncertainties, including changes in economic conditions, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans, the level of allowance for loan losses, the rate of delinquencies and amounts of charge-offs, and competition.  Actual strategies and results in future periods may differ materially from those currently expected.  These forward-looking statements represent our judgment as of the date of this release.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Georgia Bancshares, Inc.

Condensed Consolidated Balance Sheets

	September 30, 2004	December 31, 2003
Assets:	(Unaudited)
Cash and cash equivalents:
Cash and due from banks	$5,841,061	$8,516,138
Interest-bearing deposits in other banks	5,056,866	29,860
Federal funds sold	7,257,000	6,887,000
Cash and cash equivalents	18,154,927	15,432,998
Investment securities:
Securities available-for-sale	37,834,$541	34,147,840
Other investments	1,307,366	1,357,566
	39,141,907	35,505,406
Loans, net of allowance for loan losses of $2,500,767 and $2,131,752, respectively	185,567,186	147,463,301

Accrued interest receivable	1,584,529	1,340,445
Premises and equipment, net	5,572,309	4,772,339
Other assets	1,084,239	577,141
Total assets	$251,105,097	$205,091,630

Liabilities:
Deposits:
Noninterest-bearing	$24,375,725	$23,448,570
NOW	32,906,533	6,308,343
Savings	22,201,726	19,018,079
Time deposits $100,000 and over	82,530,603	62,745,922
Other time deposits	58,049,552	70,446,862
Total deposits	220,064,139	181,967,776

Securities sold under agreements to repurchase	731,389	670,052
Federal Home Loan Bank advances	2,000,000	2,000,000
Junior subordinated debentures	6,702,000	0
Stock purchase obligation	0	369,250
Other liabilities	1,185,912	821,737
Total liabilities	230,683,440	185,828,815

Shareholders’ equity
Common stock; no par value, 10,000,000 shares authorized; 2,940,261shares issued and outstanding	15,034	15,034
Capital surplus	17,035,772	17,290,269
Retained earnings	3,381,088	2,015,345
Accumulated other comprehensive income (loss)	(10,237)	(57,833)
Total shareholders’ equity	20,421,657	19,262,815
Total liabilities and shareholders’ equity	$251,105,097	$205,091,630

Georgia Bancshares, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended September 30,
	2004	2003
Interest income:
Interest and fees on loans	$3,131,931	$2,531,831
Interest and dividends on investments	390,252	254,230
Interest on federal funds sold and other interest income	12,997	15,864

Total interest income	3,535,180	2,801,925

Interest expense:
Interest on deposits	1,036,877	1,114,263
Interest on securities sold under agreements to repurchase	2,001	2,072
Interest on other borrowed funds	20,958	5,230
Total interest expense	1,059,836	1,121,565

Net interest income	2,475,344	1,680,360

Provision for loan losses	280,000	18,000

Net interest income after provision for loan losses	2,195,344	1,662,360

Other income:
Service charges on deposit accounts	73,372	61,162
Loss on sale of other assets	(5,000)	0
Gains on sales of securities available-for-sale	11,146	7,663
Other operating income	134,647	21,275
Total other income	214,165	90,100

Other expense:
Salaries and employee benefits	976,884	664,444
Occupancy and equipment expense	197,554	139,114
Data processing	151,420	107,232
Other operating expenses	360,141	288,112
Total other expense	1,685,999	1,198,902

Income before income taxes	723,510	553,558

Income tax expense	238,000	187,000

Net income	$485,510	$366,558

Basic earnings per share	$0.17	$0.13

Diluted earnings per share	$0.14	$0.11

Georgia Bancshares, Inc.

Condensed Consolidated Statements of Income

(Unaudited)

	Nine Months Ended September 30,
	2004	2003
Interest income:
Interest and fees on loans	$8,678,276	$7,289,759
Interest and dividends on investments	997,519	875,514
Interest on federal funds sold and other interest income	50,954	42,183

Total interest income	9,726,749	8,207,456

Interest expense:
Interest on deposits	3,046,708	3,428,746
Interest on securities sold under agreements to repurchase	4,664	16,066
Interest on other borrowed funds	42,020	16,329
Total interest expense	3,093,392	3,461,141

Net interest income	6,633,357	4,746,315

Provision for loan losses	430,000	168,000

Net interest income after provision for loan losses	6,203,357	4,578,315

Other income:
Service charges on deposit accounts	231,355	160,009
Loss on sale of other assets	(9,678)	0
Gains on sales of securities available-for-sale	17,015	85,697
Other operating income	208,910	54,328
Total other income	447,602	300,034

Other expense:
Salaries and employee benefits	2,705,962	1,859,920
Occupancy and equipment expense	542,139	401,264
Data processing	442,011	333,349
Other operating expenses	934,104	776,773
Total other expense	4,624,216	3,371,306

Income before income taxes	2,026,743	1,507,043

Income tax expense	661,000	520,000

Net income	$1,365,743	$987,043

Basic earnings per share	$0.46	$0.34

Diluted earnings per share	$0.40	$0.29